Exhibit n.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Fifth Street Senior Floating Rate Corp. (a development stage company) of our report dated July 3, 2013 relating to the statement of assets and liabilities of Fifth Street Senior Floating Rate Corp. (a development stage company), which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York
July 8, 2013